Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2009

The balances in the sub-accounts on deposit with the trustee as of the above date were:

		Series 2003-1	Series 2004-1

General Sub-Account		$26,902,137.08	$14,645,088.21
Capital Sub-Account		$2,500,236.56	$1,598,705.47
Overcollateralization Sub-Account		$1,010,702.55	$0.00
Reserve Sub-Account		$1.48	$0.00

REP Deposit Account *	$4,446,607.79

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.